Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Fourth Quarter and Full Year 2015 Results
Company Announces its Intention to Separate Taco Cabana and Pollo Tropical Businesses

ADDISON, Texas - (Business Wire) - February 24, 2016 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the 14-week fourth quarter and 53-week full year 2015, which ended on January 3, 2016.

In addition, the Company announced that as the next step in its long-term strategy, it intends to separate the Pollo Tropical and Taco Cabana businesses in 2017 or 2018 through a tax-efficient distribution of 100% of Taco Cabana’s stock to Fiesta shareholders and rename Fiesta as Pollo Tropical. To facilitate this, the Company expects to build two fully independent management teams and gradually invest in corporate infrastructures. At the same time, the Company intends to continue to focus on executing its business plan, including building scale in its new Pollo Tropical markets to reach media efficiency as quickly as possible, thereby driving brand awareness and higher sales volumes, and beginning to accelerate new restaurant development at Taco Cabana.

Over time, the Company intends to develop more detailed plans for a proposed separation transaction.  The separation plan, including transaction structure, timing, composition of senior management, capital structure, and other matters will all be subject to approval by the Company's Board of Directors and regulatory and other approvals, among other things.  Further details will be disclosed at a later date as the Company's plans evolve.

Fiesta President and Chief Executive Officer Tim Taft commented, “We believe that each of our two brands can be even more successful as standalone companies through focused strategies and fully dedicated execution. Pollo Tropical is a unique, once-in-a-generation brand and it has been our growth engine since the Company spun out of Carrols Restaurant Group in 2012. The Pollo Tropical brand has delivered operating metrics and results that are considered among the best in the fast casual segment. In addition, in 2015, Taco Cabana achieved record operating performance, reaching average annual restaurant sales volumes of $1.9 million. We are also developing a cost-efficient Taco Cabana prototype to begin accelerating its restaurant growth, initially in smaller Texas markets. We believe establishing two entirely focused companies through our proposed separation offers both the potential for improved shareholder value and for aligning each brand with its respective shareholders’ objectives.”

Highlights of the fourth quarter 2015 results include:

•	Total revenues increased 14.9% to $179.5 million, including an extra 14th week in 2015. Excluding the 14th week in 2015, total revenues increased 7.4% to $167.7 million;

•
Comparable restaurant sales (on a 13-week comparable basis) at Pollo Tropical increased 0.4%, which included a decrease in comparable transactions of 1.1%, largely driven by sales cannibalization from new units on existing restaurants that negatively impacted comparable transactions by 1.9%;

•
Comparable restaurant sales (on a 13-week comparable basis) at Taco Cabana increased 3.3%, which included a decrease in comparable transactions of 0.7%, largely driven by unfavorable weather that negatively impacted transactions by 2.0%;

•	Six Company-owned Pollo Tropical restaurants were opened and one Cabana Grill restaurant was closed;

•	Net income decreased $0.1 million to $8.8 million, or $0.33 per diluted share, compared to the prior year period of net income of $9.0 million, or $0.34 per diluted share; and

•
Adjusted net income increased $1.3 million to $10.4 million, or $0.39 per diluted share, compared to the prior year period adjusted net income of $9.1 million, or $0.34 per diluted share (see non-GAAP reconciliation table below).

Highlights of the full year 2015 results include:

•	Total revenues increased 12.5% to $687.4 million, including an extra 53rd week in 2015. Excluding the 53rd week in 2015, total revenues increased 10.5% to $675.6 million;

•	Comparable restaurant sales (on a 52-week comparable basis) at Pollo Tropical increased 3.8%, which included a decrease in comparable guest traffic of 0.4%;

•	Comparable restaurant sales (on a 52-week comparable basis) at Taco Cabana increased 4.4%, which included an increase in comparable guest traffic of 0.1%;

•	General and administrative expenses included a charge of $1.6 million resulting from a class action settlement and related legal fees and other costs;

•
34 Company-owned restaurants were opened, including 32 Pollo Tropical restaurants and two Taco Cabana restaurants, and eight restaurants were closed, including one Pollo Tropical restaurant and seven Taco Cabana restaurants (including two Cabana Grill restaurants of which one was converted into a Pollo Tropical restaurant);

•	Net income increased $2.4 million to $38.5 million, or $1.44 per diluted share, compared to the prior year period of net income of $36.2 million, or $1.35 per diluted share; and

•
Adjusted net income increased $5.1 million to $40.8 million, or $1.52 per diluted share, compared to the prior year period of adjusted net income of $35.7 million, or $1.33 per diluted share (see non-GAAP reconciliation table below).

President and Chief Executive Officer of Fiesta Restaurant Group Tim Taft also commented, “I’m very pleased with what our team accomplished in 2015 as we capped off another excellent year at Fiesta by delivering significant top line and adjusted net income growth and positive comparable restaurant sales at both brands, while also setting a new development record of 34 new restaurant openings. Through accelerated development, product innovation and other planned brand initiatives, including increased investment in marketing and media spend across most Pollo Tropical markets, we believe that our momentum will carry through to a promising 2016.”

Fourth Quarter 2015 Financial Review

Consolidated Results

Total revenues increased 14.9% to $179.5 million from $156.2 million compared to the prior year period, due primarily to 26 net Company-owned restaurant openings, an additional 14th week in the fiscal period as well as comparable restaurant sales growth of 0.4% at Pollo Tropical and 3.3% at Taco Cabana. Pollo Tropical has generated comparable restaurant sales growth for 25 consecutive quarters while Taco Cabana has generated comparable restaurant sales growth for eight consecutive quarters and 21 of the past 22 quarters. The extra 14th week in fourth quarter 2015 contributed approximately $11.8 million to total revenues.

Cost of sales as a percentage of restaurant sales increased 20 basis points compared to the prior year period due primarily to commodity cost increases, higher promotions and discounts and new Company-owned restaurant openings, partially offset by menu price increases and supply chain management initiatives.

Restaurant wages and related expenses as a percentage of restaurant sales increased 80 basis points compared to the prior year period due primarily to higher labor costs, including the impact of new Company-owned restaurants.

Other restaurant operating expenses as a percentage of restaurant sales improved 20 basis points compared to the prior year period due primarily to lower insurance and utility costs.

General and administrative expenses decreased $0.4 million to $12.9 million compared to the prior year period due primarily to lower incentive-based compensation. This was partially offset by a pre-tax charge of $0.5 million related to settlement of a class action litigation arising out of violations of the Telephone Consumer Protection Act that alleged to have occurred in December 2010 and January 2011 as previously disclosed. As a percentage of revenues, general and administrative expenses were 130 basis points lower due primarily to the favorable impact of lower expenses and higher sales.

Impairment and other lease charges of $1.9 million in the fourth quarter 2015 consisted primarily of charges related to the closure of our remaining Cabana Grill test restaurant at the end of fiscal 2015.

The provision for income taxes was derived using an estimated annual effective tax rate for 2015 of 36.4% which was slightly lower than the prior year period estimated annual effective tax rate of 36.7%. In December, the Work Opportunity Tax Credit was retroactively reinstated for five years, 2015 to 2019.

Net income decreased $0.1 million to $8.8 million, or $0.33 per diluted share, compared to net income of $9.0 million, or $0.34 per diluted share, in the prior year period.

Adjusted net income increased $1.3 million to $10.4 million, or $0.39 per diluted share, compared to the prior year period of adjusted net income of $9.1 million, or $0.34 per diluted share (see non-GAAP reconciliation table below).

Brand Results

Pollo Tropical restaurant sales increased 19.5% to $96.6 million compared to the prior year period due primarily to 31 net Company-owned restaurant openings, an additional 14th week in the fiscal period and a comparable restaurant sales increase of 0.4%. The growth in comparable restaurant sales resulted from a 1.5% increase in average check, partially offset by a 1.1% decrease in comparable guest traffic. Sales cannibalization from new units on existing restaurants negatively impacted comparable restaurant transaction growth by approximately 1.9%. Average check was primarily driven by menu price increases that positively impacted restaurant sales by 2.6% partially offset by higher promotions and discounts. This is the 25th consecutive quarter the brand has delivered comparable restaurant sales growth. On a two-year basis, quarterly comparable restaurant sales grew 8.1%. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, increased 13.5% to $15.3 million compared to the prior year period (see non-GAAP reconciliation table below).

Taco Cabana restaurant sales increased 10.0% to $82.1 million compared to the prior year period due primarily to an additional 14th week in the fiscal period and a comparable restaurant sales increase of 3.3%, net of restaurant closures. The increase in comparable restaurant sales resulted from a 4.0% increase in average check partially offset by a 0.7% decrease in comparable guest traffic. Weather negatively impacted comparable restaurant transaction growth by approximately 2.0%. Average check was driven by menu price increases that positively impacted restaurant sales by 3.0% and a favorable shift in sales mix due to the new menu board implementation in early 2015. This is the eighth consecutive quarter and 21 out of the past 22 quarters the brand has delivered comparable restaurant sales growth. On a two-year basis, quarterly comparable restaurant sales grew 9.4%. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, increased 35.4% to $9.7 million compared to the prior year period (see non-GAAP reconciliation table below).

Full Year 2015 Financial Summary

Total revenues increased 12.5% to $687.4 million compared to $611.1 million in the prior year period due to 26 net Company-owned restaurant openings, an additional 14th week in the fiscal period and comparable restaurant sales growth of 3.8% at Pollo Tropical and 4.4% at Taco Cabana. The growth in comparable restaurant sales at Pollo Tropical resulted from an increase in average check of 4.2%, partially offset by a decrease in comparable guest traffic of 0.4%. The growth in comparable restaurant sales at Taco Cabana resulted from an increase in average check of 4.3% and an increase in comparable guest traffic of 0.1%. The 53rd week in the fourth quarter 2015 contributed approximately $11.8 million to total revenues.

Net income increased to $38.5 million, or $1.44 per diluted share, compared to $36.2 million, or $1.35 per diluted share, in the prior year period, due primarily to the net impact of growth in revenues and the extra week in our 2015 fiscal year, partially offset by legal settlement and related costs recognized in 2015, contrasted by a gain from a litigation settlement in 2014, and impairment and other lease charges primarily related to restaurants closed in 2015.

Adjusted net income increased $5.1 million to $40.8 million, or $1.52 per diluted share, compared to the prior year period of adjusted net income of $35.7 million, or $1.33 per diluted share (see non-GAAP reconciliation table below).

Restaurant Development

During the fourth quarter 2015, Fiesta opened six Company-owned Pollo Tropical restaurants including three in Texas, two in Florida, and one in Georgia as a result of a conversion of a previously closed Cabana Grill restaurant.

As of January 3, 2016, Fiesta had 155 Company-owned Pollo Tropical restaurants and 162 Company-owned Taco Cabana restaurants and 35 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guatemala, Honduras, Panama, Trinidad & Tobago and Venezuela and six franchised Taco Cabana restaurants in the U.S.

Full Year 2016 Outlook

The Company is providing a limited, updated set of operating targets for 2016 as follows, which do not include any impact or costs related to the potential separation transaction:

•	Comparable restaurant sales growth of at least low single digits at both brands;

•	Cost of sales improvement of approximately 100 basis points at Taco Cabana and approximately 180 basis points at Pollo Tropical, both as a percent of brand restaurant sales, compared with 2015;

•	Depreciation and amortization expense of $36 to 38 million;

•	An effective tax rate of 36% to 37%;

•	36 to 40 new Pollo Tropical Company-owned restaurants and up to four new Company-owned Taco Cabana restaurants; and

•	Capital expenditures between $95 and 110 million.

Investor Conference Call Today

President and Chief Executive Officer Tim Taft and Senior Vice President and Chief Financial Officer Lynn Schweinfurth will host a conference call to review fourth quarter and full year 2015 results today at 4:45 p.m. ET.

The conference call can be accessed live over the phone domestically at 877-407-0789 or internationally at 201-689-8562. A replay will be available after the call until Wednesday, March 2, 2016, and can be accessed domestically at 877-870-5176 or internationally at 858-384-5517. The passcode is 13629619.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, including, without limitation, any statements relating to the proposed separation transaction, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND TWELVE MONTHS ENDED JANUARY 3, 2016 AND DECEMBER 28, 2014
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)		Twelve months ended (a)
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014

Revenues:
Restaurant sales	$178,789	$155,557	$684,584	$608,540
Franchise royalty revenues and fees	723	667	2,808	2,603
Total revenues	179,512	156,224	687,392	611,143
Costs and expenses:
Cost of sales	56,573	48,781	217,328	192,250
Restaurant wages and related expenses (b)	47,066	39,694	174,222	155,140
Restaurant rent expense	8,652	7,753	33,103	29,645
Other restaurant operating expenses	23,553	20,884	87,285	78,921
Advertising expense	6,088	5,218	21,617	19,493
General and administrative expenses (b)(c)	12,874	13,286	54,521	49,414
Depreciation and amortization	8,731	6,086	30,575	23,047
Pre-opening costs	716	763	4,567	4,061
Impairment and other lease charges	1,901	163	2,382	363
Other (income) expense (d)	—	—	(679)	(558)
Total operating expenses	166,154	142,628	624,921	551,776
Income from operations	13,358	13,596	62,471	59,367
Interest expense	544	521	1,889	2,228
Income before income taxes	12,814	13,075	60,582	57,139
Provision for income taxes	3,973	4,087	22,046	20,963
Net income	$8,841	$8,988	$38,536	$36,176
Basic net income per share	$0.33	$0.34	$1.44	$1.35
Diluted net income per share	$0.33	$0.34	$1.44	$1.35
Basic weighted average common shares outstanding	26,571,943	26,357,890	26,515,029	26,293,714
Diluted weighted average common shares outstanding	26,578,553	26,363,444	26,522,196	26,296,049

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and twelve month periods ended January 3, 2016 included 14 and 53 weeks, respectively, and the three and twelve month periods ended December 28, 2014 included 13 and 52 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation expense of $9 and $21 for the three month periods ended January 3, 2016 and December 28, 2014, respectively, and $156 and $71 for the twelve month periods ended January 3, 2016 and December 28, 2014, respectively. General and administrative expenses include stock-based compensation expense of $1,081 and $844 for the three month periods ended January 3, 2016 and December 28, 2014, respectively, and $4,137 and $3,426 for the twelve month periods ended January 3, 2016 and December 28, 2014, respectively.

(c) General and administrative expenses for the three and twelve months ended January 3, 2016 include $504 and $1,633, respectively, related to a class action litigation. These amounts include legal fees and other costs, including estimated settlement charges, associated with the class action litigation. General and administrative expenses for the twelve months ended December 28, 2014 include the benefit of a $536 payment received as a settlement of a litigation matter.

(d) Other (income) expense for the twelve months ended January 3, 2016 primarily includes expected business interruption insurance proceeds related to a Pollo Tropical restaurant that was temporarily closed due to a fire and a previously deferred gain from a sale-leaseback transaction that was recognized upon termination of the lease as a result of an eminent domain proceeding. Other (income) expense for the twelve months ended December 28, 2014 primarily consisted of a gain from a condemnation award resulting from an eminent domain proceeding related to a restaurant that closed in the third quarter of 2014.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	January 3, 2016	December 28, 2014

Assets
Cash	$5,281	$5,087
Other current assets	25,957	20,093
Property and equipment, net	248,992	191,371
Goodwill	123,484	123,484
Deferred income taxes	8,497	13,980
Deferred financing costs, net	918	1,233
Other assets	2,516	2,708
Total assets	$415,645	$357,956

Liabilities and Stockholders' Equity
Current liabilities	$46,305	$39,423
Long-term debt, net of current portion	72,612	67,264
Lease financing obligations	1,663	1,660
Deferred income sale-leaseback of real estate	30,086	34,079
Other liabilities	20,997	15,943
Total liabilities	171,663	158,369
Stockholders' equity	243,982	199,587
Total liabilities and stockholders' equity	$415,645	$357,956

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014
Segment revenues:
Pollo Tropical	$97,217	$81,430	$366,741	$307,476
Taco Cabana	82,295	74,794	320,651	303,667
Total revenues	$179,512	$156,224	$687,392	$611,143

Change in comparable restaurant sales (a):
Pollo Tropical	0.4%	7.7%	3.8%	6.6%
Taco Cabana	3.3%	6.1%	4.4%	3.3%

Average sales per Company-owned restaurant (b):
Pollo Tropical
Comparable restaurants (c)	$684	$709	$2,856	$2,867
New restaurants (d)	390	524	1,838	2,111
Total company-owned (e)	595	664	2,585	2,720
Taco Cabana
Comparable restaurants (c)	$474	$452	$1,937	$1,842
New restaurants (d)	394	369	1,428	1,587
Total company-owned (e)	471	449	1,920	1,831

Income before income taxes:
Pollo Tropical	$8,956	$9,531	$38,021	$38,061
Taco Cabana	3,858	3,544	22,561	19,078

Adjusted EBITDA (f):
Pollo Tropical	$15,342	$13,519	$59,335	$52,721
Taco Cabana	9,738	7,191	39,707	32,995

Restaurant-Level Adjusted EBITDA (f):
Pollo Tropical	$22,151	$20,609	$90,374	$78,960
Taco Cabana	14,715	12,639	60,811	54,202

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. For comparative purposes, the calculation of the changes in comparable restaurant sales is based on a 52-week fiscal year. Restaurant sales for the extra week in the fiscal quarter and year ended January 3, 2016 have been excluded for purposes of calculating the change in comparable company-owned restaurant sales.
(b) For comparative purposes, the calculation of average sales per company-owned restaurant is based on a 13 week fiscal quarter and a 52-week fiscal year. Restaurant sales for the extra week in the fiscal quarter and year ended January 3, 2016 have been excluded for purposes of calculating average annual sales per company-owned restaurant.
(c) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(d) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(e) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(f) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income in the table titled "Supplemental Non-GAAP Information" on the last page of this release.

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three months ended		Twelve months ended
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014

Company-owned restaurant openings:
Pollo Tropical	6	5	32	22
Taco Cabana	—	1	2	4
Total new restaurant openings	6	6	34	26

Company-owned restaurant closings:
Pollo Tropical	—	—	(1)	—
Taco Cabana	(1)	—	(7)	(2)
Net change in restaurants	5	6	26	24

Number of Company-owned restaurants:
Pollo Tropical	155	124	155	124
Taco Cabana	162	167	162	167
Total Company-owned restaurants	317	291	317	291

Number of franchised restaurants:
Pollo Tropical	35	37	35	37
Taco Cabana	6	7	6	7
Total franchised restaurants	41	44	41	44

Total number of restaurants:
Pollo Tropical	190	161	190	161
Taco Cabana	168	174	168	174
Total restaurants	358	335	358	335

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	January 3, 2016		December 28, 2014
		(a)		(a)
Pollo Tropical:
Restaurant sales	$96,646		$80,908
Cost of sales	32,002	33.1%	26,317	32.5%
Restaurant wages and related expenses	22,658	23.4%	18,118	22.4%
Restaurant rent expense	4,376	4.5%	3,434	4.2%
Other restaurant operating expenses	12,653	13.1%	10,422	12.9%
Advertising expense	2,817	2.9%	2,016	2.5%
Depreciation and amortization	5,417	5.6%	3,165	3.9%
Pre-opening costs	699	0.7%	566	0.7%
Impairment and other lease charges	123	0.1%	141	0.2%

Taco Cabana:
Restaurant sales	$82,143		$74,649
Cost of sales	24,571	29.9%	22,464	30.1%
Restaurant wages and related expenses	24,408	29.7%	21,576	28.9%
Restaurant rent expense	4,276	5.2%	4,319	5.8%
Other restaurant operating expenses	10,900	13.3%	10,462	14.0%
Advertising expense	3,271	4.0%	3,202	4.3%
Depreciation and amortization	3,314	4.0%	2,921	3.9%
Pre-opening costs	17	—%	197	0.3%
Impairment and other lease charges	1,778	2.2%	22	—%

	Twelve months ended
	January 3, 2016		December 28, 2014
		(a)		(a)
Pollo Tropical:
Restaurant sales	$364,544		$305,404
Cost of sales	121,689	33.4%	100,468	32.9%
Restaurant wages and related expenses	81,647	22.4%	67,487	22.1%
Restaurant rent expense	16,003	4.4%	12,473	4.1%
Other restaurant operating expenses	45,376	12.4%	38,331	12.6%
Advertising expense	9,527	2.6%	7,714	2.5%
Depreciation and amortization	18,000	4.9%	11,596	3.8%
Pre-opening costs	4,310	1.2%	3,385	1.1%
Impairment and other lease charges	510	0.1%	254	0.1%

Taco Cabana:
Restaurant sales	$320,040		$303,136
Cost of sales	95,639	29.9%	91,782	30.3%
Restaurant wages and related expenses	92,575	28.9%	87,653	28.9%
Restaurant rent expense	17,100	5.3%	17,172	5.7%
Other restaurant operating expenses	41,909	13.1%	40,590	13.4%
Advertising expense	12,090	3.8%	11,779	3.9%
Depreciation and amortization	12,575	3.9%	11,451	3.8%
Pre-opening costs	257	0.1%	676	0.2%
Impairment and other lease charges	1,872	0.6%	109	—%

(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal, supply chain, human resources, development and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is a measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	January 3, 2016	December 28, 2014	January 3, 2016	December 28, 2014

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$22,151	$20,609	$90,374	$78,960
Taco Cabana	14,715	12,639	60,811	54,202
Consolidated	36,866	33,248	151,185	133,162
Add:
Franchise royalty revenue and fees	723	667	2,808	2,603
Less:
Pre-opening costs	716	763	4,567	4,061
General and administrative (excluding stock-based compensation expense of $1,081, $844, $4,137 and $3,426, respectively)	11,793	12,442	50,384	45,988
Adjusted EBITDA (a):
Pollo Tropical	15,342	13,519	59,335	52,721
Taco Cabana	9,738	7,191	39,707	32,995
Consolidated	25,080	20,710	99,042	85,716
Less:
Depreciation and amortization	8,731	6,086	30,575	23,047
Impairment and other lease charges	1,901	163	2,382	363
Interest expense	544	521	1,889	2,228
Provision for income taxes	3,973	4,087	22,046	20,963
Stock-based compensation expense	1,090	865	4,293	3,497
Other (income) expense	—	—	(679)	(558)
Net income	$8,841	$8,988	$38,536	$36,176

(a) Adjusted EBITDA for Pollo Tropical for the three and twelve months ended January 3, 2016 includes $504 and $1,633, respectively, of legal fees and other costs, including estimated settlement charges, associated with a class action litigation. Adjusted EBITDA for the twelve months ended December 28, 2014 includes the benefit of a $536 payment received as settlement of a litigation matter, of which $276 was allocated to Pollo Tropical and $260 was allocated to Taco Cabana.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income before impairment and other lease charges, gain on condemnation and legal settlements and related costs. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended				Twelve months ended
	January 3, 2016		December 28, 2014		January 3, 2016		December 28, 2014
	$	EPS	$	EPS	$	EPS	$	EPS
Net income	$8,841	$0.33	$8,988	$0.34	$38,536	$1.44	$36,176	$1.35
Add (each net of tax effect):
Impairment and other lease charges (a)	1,209	0.05	103	—	1,515	0.05	230	—
Gain on condemnation (b)	—	—	—	—	(247)	(0.01)	(349)	(0.01)
Legal settlements and related costs (c)	321	0.01	—	—	1,039	0.04	(339)	(0.01)
Adjusted net income	$10,371	$0.39	$9,091	$0.34	$40,843	$1.52	$35,718	$1.33

(a) Impairment and other lease charges for the three and twelve months ended January 3, 2016 primarily include a charge related to the suspension of our Cabana Grill concept at the end of fiscal 2015, charges and recoveries related to previously closed Pollo Tropical restaurants and charges for Taco Cabana restaurants that have closed, and for the twelve months ended January 3, 2016 also include a charge related to the closure of a Pollo Tropical restaurant before the end of its lease term. The Cabana Grill concept was an elevated, non-24 hour format for Taco Cabana that we were testing outside of Texas. We converted one Cabana Grill restaurant to a Pollo Tropical restaurant and closed the second Cabana Grill restaurant. Impairment and other lease charges for the three and twelve months ended December 28, 2014 include a charge related to the Pollo Tropical restaurant that closed in 2015, charges for Taco Cabana restaurants that closed and charges and recoveries of additional sublease income related to previously closed Pollo Tropical restaurants. Impairment and other lease charges for each period are presented net of taxes of $692, $60, $867 and $133 for the three months ended January 3, 2016 and December 28, 2014 and the twelve months ended January 3, 2016 and December 28, 2014, respectively.

(b) Gain on condemnation for the twelve months ended January 3, 2016 primarily includes a previously deferred gain from a sale-leaseback transaction that was recognized upon termination of the lease. Gain on condemnation for the twelve months ended December 28, 2014 includes a gain from a condemnation award resulting from an eminent domain proceeding. Gain on condemnation for each period is presented net of taxes of $(142) and $(203) for the twelve months ended January 3, 2016 and December 28, 2014, respectively.

(c) Legal settlements and related costs for the three and twelve months ended January 3, 2016 include legal fees and other costs, including estimated settlement charges, associated with a class action litigation. For the twelve months ended December 28, 2014, legal settlements and related costs include the benefit of a payment received as a settlement of a litigation matter. Legal settlements and related costs for each period is presented net of taxes of $183 for the three months ended January 3, 2016 and $594 and $(197) for the twelve months ended January 3, 2016 and December 28, 2014, respectively.